Exhibit 99.1

Company Contact: Amir Ameri,, Interim CFO EnergyConnect Group, Inc. (408) 898-4592 AAmeri@energyconnectinc.com	Investor Relations: Timothy Dien Lippert / Heilshorn & Associates, Inc. (415) 433-3777 TDien@lhai.com

EnergyConnect Group Appoints Amir Ameri as Interim Chief Financial Officer

San Jose, CA – December 10, 2010 - EnergyConnect Group, Inc. (OTCBB: ECNG), a leading provider of smart grid demand response services and technologies, named Amir Ameri, interim CFO, reporting to Kevin Evans, president and CEO, effective today. During the company's ongoing CFO search, Ameri is replacing Andrew Warner, who resigned effective December 7th and will assist the role transition through December 21st.

“Serving as a professional interim senior executive, Amir has accumulated extensive experience raising equity, building back office operations, establishing accounting policies, and negotiating contracts in the hardware and software sectors,” said Evans. “We thank Andrew for his service, as he was instrumental in strengthening our financial position, removing our debt and establishing financial controls.  We wish him the very best as he moves on to become president and CFO of a small public company.”

Amir Ameri
Since 2006, Ameri has served as a partner for Tatum, a large executive services firm, and has held several interim positions as CFO and advisor.  Prior to joining Tatum, he served as CFO & VP of operations Aperto Networks, Inc. a leading provider of WiMAX-class multi-service broadband wireless access systems, managing finance, operations legal and administration from start-up to $30 million in revenue.  As CFO for Resumix, Inc., a software and services provider of human management skills; he improved financial performance and managed the company’s acquisition by Hotjobs.com.  He earned a Master of Business Administration and Bachelor of Arts in Economics from Stanford University.

About Tatum
Tatum is the nation’s largest executive services firm, with 37 offices nationwide. Tatum’s VELOCI-T Solutions for the C-Suite help senior executives resolve strategic, financial and technology challenges. For more information, visit www.tatumllc.com. Tatum is a division of SFN Group, Inc. SFN operates a family of specialty businesses providing strategic workforce solutions in professional services and general staffing.

About EnergyConnect
EnergyConnect delivers industry leading Demand Response technologies and services to commercial, institutional and industrial consumers enabling them to manage their use of electricity in response to market prices or regional power shortages. EnergyConnect’s GridConnect technology platform provides a scalable, cost-effective, clean technology to enhance the grid’s efficiency and reliability. For more information about this leading edge technology or about investor relations, visit: http://www.energyconnectinc.com.